SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 27, 2004

Waters Instruments, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-1388	41-0832194
(Commission File Number)	(I.R.S. Employer Identification Number)

26th Ave. N., Suite 102
Minneapolis, Minnesota 55441

(Address of Principal Executive Offices)  (Zip Code)

(763) 551-1125

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

In order to fund the acquisition transaction described under Item 2.01 of this Form 8-K Report, on September 27, 2004, Zareba Systems Europe Limited, a wholly-owned subsidiary of Waters Instruments, Inc., entered into a Credit Facility Letter with Bank of Scotland pursuant to which Bank of Scotland loaned the subsidiary approximately $3,985,200.  In addition, on September 7, 2004, Waters Instruments, Inc. received a loan from Wells Fargo Business Credit, Inc. in the amount of $5,130,000, which Waters invested in its new subsidiary for the purpose of funding the acquisition.

Item 2.01  Completion of Acquisition or Disposition of Assets

On September 27, 2004, Waters Instruments, Inc. (“Waters”) issued a press release announcing the acquisition by Waters’ new subsidiary, Zareba Systems Europe Limited (“Waters Europe”), of Rutland Electric Fencing Co. Limited (“Rutland”).  Rutland has 55 employees and annual sales of approximately $9 million.  The acquisition was effected by the purchase of all of the share capital of No. 549 Leicester Limited, which owns all of the issued share capital of Rutland as well as two other inactive subsidiaries, from Mr. L. Dickinson and Mrs. B. H. Todd (“Sellers”) pursuant to a Stock Purchase Agreement dated September 27, 2004.  The closing of the transactions contemplated by the Stock Purchase Agreement occurred immediately after its signing.

Under the Stock Purchase Agreement, Waters Europe purchased all of the issued and outstanding share capital of No. 549 Leicester Limited for a purchase price of £5,850,000 (approximately $10.5 million) plus or minus other adjustments which will be determined after the closing date following certain inventory and accounting processes.  Rutland will continue its operations in its existing Oakham, England and Brechin, Scotland facilities under a lease with a company owned by the Sellers.  The Sellers will be prohibited by restrictive covenants from competing with Rutland or Waters for three (3) years following the closing.  Seventy percent (70%) of the estimated final purchase price was paid at closing.  An additional twenty percent (20%) will be due and payable when the final purchase price is established; a further ten percent (10%) is payable approximately 180 days after the closing.  If the closing inventory establishes net assets are higher than a specified amount, the first £200,000 of any such excess will be payable 15 months after the closing date and any excess over £200,000, if any, will be payable 24 months after the closing date.  The transaction was funded by a loan from the Bank of Scotland to Waters Europe in the amount of $3,985,200, combined with a $6,130,000 investment by Waters, which included loaned funds from Wells Fargo Business Credit, Inc. in the amount of $5,130,000 and cash of $900,000.  The remainder of the purchase price will be funded, if necessary, after the adjustments in purchase price are completed.

Item 9.01  Financial Statements and Exhibits.

(a)                                  Financial statements:

It would be impracticable for Waters to provide the financial statements of Rutland Electric Fencing Company Limited for the periods specified in Rule 3-05(b) of Regulation S-X at the time of filing of this Form 8-K.  Waters will file the required financial statements as soon as practicable, but not later than seventy-one days after the date on which this Form 8-K must be filed.

(b)                                 Pro forma financial information:

It would be impracticable for Waters to provide the pro forma financial information required by Article 11 of Regulation S-X at the time of filing of this Form 8-K.  Waters will file the required pro forma financial information as soon as practicable, but not later than seventy-one days after the date on which this Form 8-K must be filed.

(c)                                  Exhibits:

2.1

Stock Purchase Agreement dated September 27, 2004.  Upon request of the Commission, Waters agrees to furnish a copy of any of the exhibits and schedules to the Stock Purchase Agreement and identified therein.

99.1	Press release dated September 27, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2004

WATERS INSTRUMENTS, INC.

	By	/s/ Jerry W. Grabowski
Jerry W. Grabowski, President and Chief Executive Officer

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

EXHIBIT INDEX

to

FORM 8-K

WATERS INSTRUMENTS, INC.

Date of Report:	Commission File No.:
September 27, 2004	0-1388

Exhibit No.	ITEM

2.1	Stock Purchase Agreement dated September 27, 2004.

99.1	Press Release dated September 27, 2004.